FIRST AMENDMENT
                             DATED OCTOBER 22, 1998
                                       TO
                                MERGER AGREEMENT
                                      AMONG
                             GULL LABORATORIES, INC.
                           MERIDIAN DIAGNOSTICS, INC.,
                                  FRESENIUS AG
                                       AND
                            MERIDIAN ACQUISITION CO.
                         DATED AS OF SEPTEMBER 15, 1998

     The undersigned parties to a Merger Agreement dated as of September 15, 1998 hereby amend the Agreement in the following respects and confirm the Agreement in all other respects. Capitalized terms shall have the meanings in the Agreement. All references to the Agreement shall be deemed to include all amendments to the Agreement.

     1. Section 2.2 is amended to read hereafter as follows:

          2.2 The Closing. The closing of the Merger shall take place at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022, commencing at 11:00 a.m. Eastern time on November 5, 1998 or such other date and place as the Parties may mutually determine in writing (the "Closing Date").

     2. Section 2.4.5 is amended to read hereafter as follows:

          2.4.5 Conversion of Capital Stock of the Transitory Subsidiary. At and as of the Effective Time, all outstanding shares of Common Stock of the Transitory Subsidiary shall be converted into that number of shares of Common Stock, $0.001 par value per share, of Gull that were outstanding immediately prior to the Effective Time.

          Exhibit A is amended accordingly.

     3. Section 3.26 is amended so that its first sentence shall read hereafter as follows:

          3.26 Equipment. Gull shall deliver to Meridian prior to Closing a computer generated asset register which will list all material items of machinery, equipment and similar property, including vehicles, owned by Gull on October 31, 1998.

     4. Section 6.14 is amended to read hereafter as follows:

          6.14 Closing Deliveries. The Share Pledge Agreement dated July 17, 1997 by and between Gull Laboratories, Inc. and Fresenius AG will be released upon Fresenius's receipt of any Meridian Note due pursuant to this Agreement. The form of Meridian Note is attached as Exhibit 1-A.


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     5. Section 8.2.7 is amended to read hereafter as follows:

          8.2.7 Meridian shall have received the resignations, effective as of the closing, of each director and officer of Gull and each of its subsidiaries or such subsidiary officers and directors shall have been removed by shareholder or other appropriate action effective as of the closing.

     6. Section 8.2.8 is amended to read hereafter as follows:

          8.2.8 All outstanding options to purchase Gull Shares, except those granted pursuant to Gull's 1984 Incentive Stock Option Plan and 1992 Incentive Stock Option Plan, shall have been canceled on terms satisfactory to Meridian and all shares of Gull Deutschland GmbH and Gull Europe S.A. owned by Michael Malan or John Turner shall have been acquired by Meridian or Gull;

     7. Section 6.10 is amended to read hereafter as follows:

          6.10 Closing Balance Sheet. At Meridian's expense, Gull will prepare a balance sheet as of the close of business on October 31, 1998 in accordance with GAAP, except as provided in Section 6.11, which will be audited by Arthur Andersen LLP in accordance with generally accepted auditing standards. Matters which are subject to judgment will be treated in a manner consistent with Gull's historic accounting practices provided such practices are in accordance with GAAP. Provided, however, that the Closing Balance Sheet shall be adjusted to reflect any extraordinary transactions concerning Gull that take place between the close of business on October 31, 1998 and the Closing Date.

     8. Section 6.13 is amended by adding the following sentence:

     The amount of charges for such service and other arrangements relating to security during the first six months following the closing shall be offset against the Meridian Note by up to a maximum of 40,000 German Marks, or, if applicable, the equivalent amount in Euros. For purposes of effecting any such offset, service charges in German Marks or the equivalent in Euros shall be converted into US dollars at the prevailing exchange rate published in the Wall Street Journal on June 30, 1999.

     9. The first sentence of Section 7.2 is amended to read hereafter as follows:

          7.2 Indebtedness of Gull to Fresenius. Upon the closing of the Merger all amounts then owed by Gull to Fresenius will be reduced by a contribution by Fresenius to the capital of Gull to the extent of any reductions in the shareholders' equity of Gull that occurs from December 31, 1997 through the close of business on October 31, 1998.

     10. Section 8.2.11 is deemed to be satisfied by the addition of the following new Section 7.12 to the Agreement:



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          7.12 Blood Group Products. Fresenius will continue to sell to Gull the
     Anti-M monoclonal antibody products for a period of up to two years on a purchase order basis under standard terms and conditions now prevailing for such sales from Fresenius to Gull.

     11. The fifth sentence of Section 7.2 is amended to read hereafter as follows:

     The amount of any such reduction in the shareholder's equity shall be determined by the balance sheet prepared as of the close of business on October 31, 1998 as called for in ss.6.10.

     12. Section 10.1 shall be amended in the first sentence to change the date of September 30, 1998 to October 31, 1998.

     13. Sections 3, 7, 9, 11 and 12 shall be of no force and effect if the closing of the Merger shall not have occurred by 5:00 p.m. Eastern Standard Time on November 6, 1998.

     IN WITNESS WHEREOF, the parties have executed this amendment to the aforesaid Merger Agreement as of October 22, 1998.


GULL LABORATORIES, INC.


By:   /s/Silke Humberg
   -----------------------
Name: Silke Humberg
Title:   President



MERIDIAN DIAGNOSTICS, INC.


By:   /s/John A. Kraeutler
    -----------------------
Name: John A. Kraeutler
Title:   President


FRESENIUS AG


By:  /s/Rainer Baule
     -----------------------
Name:  Rainer Baule
Title: President


By:   /s/Yorck Schmidt
     -----------------------
Name:  Yorck Schmidt
Title: Senior Vice President

MERIDIAN ACQUISITION CO.


By:   /s/John A. Kraeutler
    ------------------------
Name:  John A. Kraeutler
Title:    President